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                                                                     EXHIBIT 4.2

                                   AGREEMENT


         This Agreement is made as of the date set forth below by the undersigned directors, officers and certain significant holders of the Common Stock, par value $0.0001 per share (the "Common Stock"), of Flour City International, Inc., a Nevada corporation (the "Company"), with the Underwriters (as defined below) in connection with the proposed public offering (the "Offering") of the Common Stock. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement (the "Underwriting Agreement") by and among the Company and the Underwriters set forth therein (the "Underwriters") for whom Van Kasper & Company ("Van Kasper") is acting as representative.

         WHEREAS, the undersigned wish to provide for an orderly trading market for the Common Stock during the period following the commencement of the Offering and to induce the Underwriters to participate in the Offering.

         NOW THEREFORE, as contemplated by Section 1(s) of the Underwriting Agreement and in consideration of the foregoing recital and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as set forth below.

         Each of the parties hereto severally, and not jointly, agrees that such party will not, without the prior written consent of Van Kasper, for a period of 180 days from the date of the Underwriting Agreement (the "Effective Date"), directly or indirectly, offer, sell, grant any option to purchase, contract to sell or otherwise sell or dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned by the undersigned or with respect to which the undersigned has the power of disposition, or announce any offer to do so. Each of the parties hereto severally, and not jointly, also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of shares of Common Stock held by such person except in compliance with the foregoing restriction. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.


________________________________
Print Name:


Accepted and agreed to as of the Effective Date:

VAN KASPER & COMPANY
as Representative of the Underwriters


By:_____________________________